                                                                    Exhibit 99.1


NEWS RELEASE
-------------------------------------------------------------------------------
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219



                        WESCO INTERNATIONAL, INC. REPORTS
                           2003 FIRST QUARTER RESULTS


              Contact: Stephen A. Van Oss, Chief Financial Officer
          WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
                            http://www.wescodist.com

         Pittsburgh, PA, April 23, 2003 - WESCO International, Inc. [NYSE:WCC], a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced its 2003 first quarter financial results.

         Net sales for the first quarter of 2003 were $790.8 million versus $808.9 million in 2002, a decline of 2.2%. Gross margins for the quarter improved to 18.4% versus 18.0% for the comparable 2002 quarter. Operating income for the current quarter totaled $18.5 million versus $18.4 million in last year's comparable quarter. Depreciation and amortization included in operating income was $5.1 million for 2003 versus $5.1 million in 2002. Net income in 2003's first quarter improved to $4.8 million versus $3.8 million in the comparable 2002 quarter. Earnings per share increased to $0.10 per share versus $0.08 per share in 2002.

         Stephen A. Van Oss, Vice President and Chief Financial Officer, stated, "Despite weakness in the industrial production and commercial construction markets, we delivered sequential and year-over-year improvements in our results through focused efforts on product margin improvement, operating cost containment and financial de-leveraging initiatives. SG&A expenses in the first quarter of $121.8 million represented a three-year low for the Company, while billing margin improved by 30 basis points over last year. We continued our program of systematically paying down our credit facilities and improving liquidity. We generated free cash flow of $22.7 million during the quarter (excluding the effects of our accounts receivable securitization program), all of which was utilized to pay down borrowings on our credit facilities."

         Van Oss, continued, "We have made significant improvements in our capital structure during the last twelve months, including a $51 million fixed rate, ten-year term real estate financing that was completed during the 2003 first quarter. The proceeds from this financing were used to reduce revolving borrowings under our asset-based credit facilities. As of March 31, 2003, we had untapped borrowing capacity in excess of $185 million, compared to approximately $47 million as of March 31, 2002. Our current capital structure and funding availability places us in a position to expand our core business with a growing economy, while at the same time providing ample resources to operate in a weaker economic environment, if necessary."

         Chairman and CEO, Roy W. Haley, commented, "While we continue to see weakness in the industrial and commercial construction markets, steady progress is being made in a variety of industrial segments, primarily as a result of new or expanded integrated supply and national accounts agreements. We are responding to continued economic pressures with a variety of marketing and sales initiatives, including a new, national product sales organization, new products and supplier line additions, and increased concentration on sales initiatives in larger metropolitan markets. WESCO continues to emphasize quality and productivity initiatives, and during the first quarter, we began to pilot process improvement programs utilizing techniques drawn from leading practitioners of LEAN Manufacturing business systems. It is expected that these programs will be launched in approximately 1/3 of our branch operations in 2003. Benefits from these programs include an increase in personnel productivity, a shift in administrative and support activity to increased sales efforts, and further improvements in working capital management. As a result of our marketing and sales programs and emphasis on quality and productivity, we remain optimistic about the Company's prospects, even with persistent economic weakness."

                                      # # #


Teleconference

WESCO will conduct a teleconference to discuss the first quarter earnings as described in this News Release on April 23, 2003, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed at http://www.shareholder.com/wesco/medialist.cfm> or from the Company's home page at (http://www.wescodist.com). The conference call will be archived on this Internet site for seven days.


                                      # # #


WESCO International, Inc. [NYSE: WCC] is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation's largest provider of integrated supply services with 2002 annual product sales of approximately $3.3 billion. The Company employs approximately 5,500 people, maintains relationships with 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates five fully automated distribution centers and over 350 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.



                                      # # #


The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as well as the Company's other reports filed with the Securities and Exchange Commission.


                                      # # #


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                            WESCO INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (dollar amounts in millions, except per share amounts)
                                   (Unaudited)

                                        THREE MONTHS ENDED              THREE MONTHS ENDED
                                            MARCH 31, 2003                  MARCH 31, 2002
                                        -------------------             ------------------
Net sales                                           $790.8                          $808.9
Cost of sales                                        645.4                           663.3
                                                    ------                          ------
   Gross profit                                      145.4   18.4%                   145.6    18.0%
Selling, general & admin. expenses                   121.8   15.4%                   122.1    15.1%
Depreciation & amortization                            5.1                             5.1
                                                    ------                          ------
   Income from operations                             18.5    2.3%                    18.4     2.3%
Interest expense, net                                 10.4                            10.9
Loss on debt extinguishment                              -                             1.1
Other expense                                          1.4                             1.4
                                                    ------                          ------
   Income before income taxes                          6.7    0.8%                     5.0     0.6%
Provision for income taxes                             1.9                             1.2
                                                    ------                          ------
   Net income                                       $  4.8    0.6%                  $  3.8     0.5%
                                                    ======                          ======

Net income per diluted share                        $ 0.10                          $ 0.08
Weighted average shares outstanding                   46.4                            46.7



                            WESCO INTERNATIONAL, INC.
                 RECONCILIATION OF NON-GAAP FINANCIAL MEASURERS
                          (dollar amounts in millions)
                                   (Unaudited)

                                                        THREE MONTHS ENDED
                                                            MARCH 31, 2003
                                                        ------------------
Cash flow used by operations                                      ($16.2)
Less:  Decrease in A/R Securitization                               41.0
Less:  Capital expenditures                                         (2.1)
                                                                  -----
   Free cash flow (excluding effects of
     A/R Securitization Program) (See Note)                        $22.7
                                                                   =====

Note: Free cash flow (excluding the effects of A/R Securitization Program) is provided by the Company as an additional liquidity measure. Generally accepted accounting principles require that changes in this facility be reflected within operating cash flows in the Company's consolidated statement of cash flows. As management internally evaluates the A/R Securitization Facility as an additional form of liquidity, management believes it is helpful to provide the readers of its financial statements with the cash flow from operating activities other than those related to the A/R Securitization Facility. Capital expenditures are deducted from this adjusted operating cash flow amount to determine free cash flow (excluding effects of A/R Securitization Program). This amount represents excess funds available to management to service all of its financing needs (including needs of its A/R Securitization Program) and other investing needs.

                            WESCO INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                          (dollar amounts in millions)
                                   (Unaudited)

                    ASSETS                              MARCH 31, 2003         DECEMBER 31, 2002
                                                        --------------         -----------------
CURRENT ASSETS
 Cash and cash equivalents                                    $   31.4                  $   22.6
 Trade accounts receivable (See Note)                            243.1                     182.2
 Inventories, net                                                336.5                     338.8
 Other current assets                                             25.9                      33.4
                                                              --------                  --------
    Total current assets                                         636.9                     577.0
Other assets                                                     438.2                     438.1
                                                              --------                  --------
    Total assets                                              $1,075.1                  $1,015.1
                                                              ========                  ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable                                             $  367.0                  $  346.5
 Other current liabilities                                        53.9                      51.9
                                                              --------                  --------
    Total current liabilities                                    420.9                     398.4

Long-term debt (See Note)                                        442.4                     412.2
Other noncurrent liabilities                                      34.8                      35.2
                                                              --------                  --------
    Total liabilities                                            898.1                     845.8

STOCKHOLDERS' EQUITY
    Total stockholders' equity                                   177.0                     169.3
                                                              --------                  --------
    Total liabilities and stockholders' equity                $1,075.1                  $1,015.1
                                                              ========                  ========




Note: Trade accounts receivable and long-term debt have each been reduced by $252 million and $293 million as of March 31, 2003 and December 31, 2002, respectively, in accordance with WESCO's accounting for its accounts receivable securitization facility. In addition, the carrying value of long-term debt increased a net $3.0 million during the quarter ended March 31, 2003 as a result of the increase in fair value of the Company's interest rate derivative instruments and as a result of non-cash amortization of discounts associated with the Company's Senior Notes.